Exhibit 99.1

News Release

Contact:
John Gray
Chief Financial Officer
214-891-6450
jgray@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces Fourth Quarter and Year-end Financial Results

Company Reports Record Earnings Per Share for the Year

DALLAS — September 2, 2004 — Docucorp® International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced record revenues of $75.7 million for fiscal year 2004, compared to revenues of $74.9 million for fiscal year 2003. The company reported net income of $5.4 million, or $0.47 per diluted share, for fiscal year 2004, compared to net income of $3.9 million, or $0.28 per diluted share, for the same period a year ago.

     For the quarter ended July 31, 2004, the company reported revenues of $18.6 million, compared to $19.4 million for the same period a year ago. Net income for the fourth quarter was $1.6 million, or $0.14 per diluted share, compared to net income of $1.1 million, or $0.09 per diluted share, for the fourth quarter of fiscal year 2003.

     For the year, Docucorp’s software license revenue rose 25 percent from $8.4 million in fiscal year 2003 to $10.5 million in fiscal year 2004. Maintenance revenue increased four percent from $20.4 million in fiscal year 2003 to $21.2 million in fiscal year 2004, and ASP hosting revenue increased two percent from $22.9 million in fiscal year 2003 to $23.3 million in fiscal year 2004. Professional services revenue was $20.6 million, down 11 percent compared to $23.3 million for fiscal year 2003.

     “We are pleased with the double-digit software revenue growth and record earnings per share for the fiscal year, especially in light of the current business environment,” said Michael

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DOCUCORP, FOURTH QUARTER 2004 RESULTS	ADD #1

D. Andereck, president and chief executive officer, Docucorp International. “The significant increase in highly profitable software license revenue and the repurchase of approximately 3.1 million shares of stock from Safeguard Scientifics, Inc. in June of last year enabled us to deliver a 68 percent increase in earnings per share over the prior year.”

     “We will continue to rigorously manage our expenses and work hard to grow all components of revenue,” said Andereck. “We are optimistic about the company’s future and look forward to a successful fiscal 2005.”

About Docucorp

Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp’s information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,200 customers, including many of the largest insurance, utility and financial services organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta GA, Silver Spring MD, Bedford NH, Eindhoven, Netherlands, Brussels, Belgium and London.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements.
Docucorp is a registered trademark of Docucorp International.

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Consolidated Statements of Operations and Balance Sheet data follow.

5910 North Central Expressway, Suite 800
Dallas, Texas 75206-5140
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

©	2004 Docucorp International. All Rights Reserved. Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL
Fiscal Quarters and Years Ended July 31, 2004 and 2003

Statements of Operations Data:

	(in thousands except per share amounts)
	(unaudited)
	Three Months
	Ended July 31,		Years Ended July 31,
	2004	2003	2004	2003
Revenues
ASP hosting	$5,554	$5,850	$23,332	$22,867
Professional services	5,042	5,331	20,637	23,287
License	2,873	3,031	10,480	8,412
Maintenance	5,147	5,152	21,221	20,375

Total revenues	18,616	19,364	75,670	74,941

Cost of revenues
ASP hosting	4,431	5,122	19,023	19,527
Professional services	4,061	4,223	16,985	17,753
License	936	572	3,232	3,006
Maintenance	316	428	1,340	1,849

Total cost of revenues	9,744	10,345	40,580	42,135

Gross profit	8,872	9,019	35,090	32,806

Operating expenses
Product development	1,929	2,106	7,974	7,793
Sales and marketing	2,828	3,062	11,167	11,339
General and administrative	1,323	1,709	6,523	6,419

Total operating expenses	6,080	6,877	25,664	25,551

Operating income	2,792	2,142	9,426	7,255
Interest expense	(139)	(133)	(620)	(211)
Other income (expense), net	104	20	385	184

Income before income taxes	2,757	2,029	9,191	7,228
Provision for income taxes	1,153	928	3,825	3,282

Net income	$1,604	$1,101	$5,366	$3,946

Basic net income per share	$0.15	$0.10	$0.53	$0.31

Weighted average basic shares outstanding	10,468	10,948	10,154	12,780

Diluted net income per share	$0.14	$0.09	$0.47	$0.28

Weighted average diluted shares outstanding	11,455	11,798	11,360	13,878

Balance Sheet Data:
	July 31,	July 31,

	2004	2003

	(in thousands)
Current assets	$32,478	$27,405
Current liabilities	21,732	23,719
Working capital	10,746	3,686
Deferred revenue	12,038	12,482
Total debt, excluding capital lease obligations	10,354	13,904
Stockholders’ equity	22,799	13,733
Total assets	$59,239	$53,440